EXHIBIT 10.31
LEASE AMENDMENT FOURTEEN
THIS LEASE AMENDMENT FOURTEEN (“Amendment”) is made as of the 13 day of .December 2013 between RFP Mainstreet 2100 RiverEdge, LLC (“Landlord”), a Delaware limited liability company, and IntercontinentalExchange, Inc. (“Tenant”), a Delaware corporation
A.Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 300, 320, 325, 380, 400, 400A, 425, 500, 600, 650 and LL-9 (“Premises”), together with storage space (“Storage Space”) consisting of Cage 1-B, Cage 1-C, Cage 2 and Suite 125, in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, Lease Amendment Six dated October 12, 2005, Lease Amendment Seven dated May 12, 2006, Lease Amendment Eight dated November 28, 2006, Lease Amendment Nine dated February 21, 2007, Lease Term Adjustment Confirmation Letter dated April 16, 2007, Lease Term Adjustment Confirmation Letter dated May 2, 2007, Lease Amendment Ten dated May 15, 2008, Notice of Lease Term dated October 20, 2008, Lease Amendment Eleven dated September 2, 2009, Lease Amendment Twelve dated April 22, 2010 and Lease Amendment Thirteen dated February 3, 2011 (collectively, and as amended herein, “Lease”). The Lease is scheduled to expire on September 30, 2014 (“Expiration Date”).
B.The parties mutually desire to amend the Lease on the terms hereof.
NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.
1.Extension of Lease Term. The Term of the Lease for the entire Premises and all Storage Space is hereby extended through November 15, 2014 (“Extension Period”). Tenant shall pay Rent for the Extension Period at the same rate as is payable under the Lease immediately prior to the Extension Period, on a per diem basis.
2.Certain Provisions Deleted. This Amendment is intended to supersede any rights of Tenant to extend or renew the Term or expand the Premises as previously set forth in the Lease, and all such provisions are hereby deleted.

3.No Restoration; Removal of Personal Property. Notwithstanding anything contained in the Lease to the contrary, Tenant shall have no obligation to perform any removal or restoration work (including, without limitation, any Stairwell Restoration Work or removal of Lines) with respect to the Premises. The preceding sentence shall also apply, without limitation, to (a) any and all removal and restoration obligations set forth in Article 23 and Article 8 of the Lease, (b) removal of the emergency generators and supplemental HVAC equipment installed by Tenant and any restoration of the Premises, Building, and/or common areas related to any future removal thereof by Landlord, including without limitation any re-planting required in connection therewith or payments to the Tree Restoration Fund (and, effective as of the expiration of the Extension Period, Tenant hereby transfers all right, title and interest in such items to Landlord, fully as though by bill of sale), and (c) Tenant's signage on any Monuments at or around the Building or Property, which. Tenant agrees that Landlord may remove, at Landlord's sole cost and expense, upon the expiration of the Extension Period. Landlord hereby waives any all rights in the Lease to require Tenant to remove or restore the Premises. As Tenant's sole obligation upon surrender of the Premises, Tenant shall remove its personal property (including, without limitation, furniture and office equipment) from the Premises and leave the Premises in a broom-clean condition. During Tenant's removal of its personal property from the Premises, Landlord agrees to provide Tenant with reasonable access to the freight elevators serving the Building, at no charge.

4.Tenant's Payment. Within three (3) business days following the full execution and delivery of this Amendment (“Payment Period”), Tenant shall pay to Landlord via wire transfer the amount of One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) (“Tenant's Payment”), time being of the essence. The parties expressly acknowledge that Tenant's Payment is given in consideration of Landlord's agreement to enter into this Amendment (including, without limitation, Landlord's agreement to waive the restoration requirements under the Lease and extend the Term of the Lease) and does not constitute a penalty.
5.Security Deposit. Landlord acknowledges and agrees that Landlord is holding Two Thousand and No/100 Dollars ($2,000.00) as a security deposit under the Lease (“Security Deposit”). Within thirty (30) days following the expiration of the Extension Period, Landlord shall return any remaining balance of the Security Deposit to Tenant.
6.Miscellaneous. Except as hereinafter provided, this Amendment shall, following Landlord's written election to Tenant and as Landlord's sole remedy, terminate and become null and void if Tenant fails to timely pay the Termination Payment to Landlord. In the event Landlord receives Tenant's Payment within the Payment Period, Landlord's right to terminate this Amendment shall be deemed waived and this Amendment shall continue in full force and effect. In the event Landlord receives Tenant's Payment after the Payment Period, Landlord shall either (i) within three (3) business days following receipt of Tenant's Payment, return Tenant's Payment to Tenant and, in such event, this Amendment shall terminate and become null and void upon Tenant's receipt of Tenant's Payment from Landlord, or (ii) within three (3) business days following receipt of Tenant's Payment, Landlord shall acknowledge in writing to Tenant Landlord's receipt of Tenant's Payment and waive Landlord's right to terminate this Amendment. If Landlord fails to timely perform (i) or (ii) hereinabove, Landlord's right to terminate this Amendment shall be deemed waived by Landlord and this Amendment shall be and remain in full force and effect. Landlord has not delivered any notices of default under the Lease to Tenant where the subject default remains uncured or was not waived in writing by Landlord. To Landlord's knowledge, without investigation, Tenant is not in default under any of the requirements, provisions, terms, conditions or covenants of the Lease to be performed or complied with by Tenant under the Lease, and to Landlord's knowledge, no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default by Tenant under the Lease.
7.Real Estate Brokers. Tenant hereby represents to Landlord and Landlord hereby represents to Tenant that neither party has dealt with any broker, salesperson, agent or finder in connection with this Amendment, except Newmark Grubb Knight Frank (“Landlord's Broker”) and CBRE (“Tenant's Broker”). Landlord hereby agrees to defend, indemnify and hold Tenant, and Tenant's employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys' fees and court costs) arising from any claim or demands made by Landlord's Broker for any commission or fee alleged to be due in connection with this Amendment. Tenant hereby agrees to defend, indemnify and hold Landlord and Landlord's employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys' fees and court costs) arising from any claims or demands of Tenant's Broker for any commission or fee alleged to be due in connection with this Amendment. Each party agrees to defend, indemnify and hold the other party, and its employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys' fees and court costs) arising from any claims or demands of any other broker, salesperson, agent or finder with whom the indemnifying party has dealt for any commission or fee alleged to be due in connection with this Amendment.
8.Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties.
9.Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.
10.Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.
11.Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
12.Consent. Landlord represents and warrants to Tenant that all of Landlord's lenders have consented to this Amendment.
13.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.
[Signatures are on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
LANDLORD:
[SEAL]
RFP MAINSTREET 2100 RIVEREDGE, LLC, a Delaware limited liability company
By:    /s/ Paul J. Kilgallon
Paul J. Kilgallon, President
TENANT:
[SEAL]
INTERCONTINENTALEXCHANGE, INC., a Delaware corporation

By:    /s/ Scott A. Hill
Scott A. Hill, CFO